As filed with the Securities and Exchange Commission on May 13, 2008
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
450 FIFTH STREET, N.W.
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PepsiCo, Inc.
(Exact Name of Registrant as Specified in its Charter)

NORTH CAROLINA	13-1584302
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)
700 Anderson Hill Road
Purchase, New York 10577
(Address of Principal Executive Offices, including zip code)

The PepsiCo 401(k) Plan for Salaried Employees
(Full Title of the Plan)

Thomas H. Tamoney, Jr.
Senior Vice President, Deputy General Counsel and Assistant Secretary
700 Anderson Hill Road
Purchase, New York 10577
(914) 253-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee
Common Stock par value 1 2/3 cents per share	10,000,000 Shares	$67.36	$673,600,000	$26,472.48

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers (a) an indeterminable number of additional shares that may be offered and issued to prevent dilution as a result of adjustments for stock splits, stock dividends or similar changes, and (b) an indeterminable amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of determining the registration fee based upon the average of the high and low sale price of the Common Stock of PepsiCo, Inc. as reported on the New York Stock Exchange on May 9, 2008.

EXPLANATORY NOTE
             This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 10,000,000 shares of the Registrant’s Common Stock, including an indeterminate number of plan interests, to be issued pursuant to The PepsiCo 401(k) Plan for Salaried Employees (formerly known as the PepsiCo 401(k) Plan) (the “Plan”). In accordance with Section E of the General Instructions to Form S-8, the contents of Registration Statements on Form S-8 previously filed with the Commission relating to the Plan (Registration Statements No. 333-89265 and 333-76196) are incorporated by reference herein, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

ITEM 5.          Interests of Named Experts and Counsel
     Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Registrant by Thomas H. Tamoney, Jr., Senior Vice President, Deputy General Counsel and Assistant Secretary. Mr. Tamoney owns shares of the Registrant’s Common Stock and holds options to purchase shares of the Registrant’s Common Stock.
ITEM 8.          Exhibits

Exhibit No.	Description
5	Opinion of Thomas H. Tamoney, Jr., Senior Vice President, Deputy General Counsel and Assistant Secretary of PepsiCo, Inc. as to the validity of the securities being issued.

23.1	Consent of KPMG LLP.

23.2	Consent of Thomas H. Tamoney, Jr., Senior Vice President, Deputy General Counsel and Assistant Secretary of PepsiCo, Inc. (included in opinion filed as Exhibit 5).

24	Powers of Attorney (included in signature page of the Registration Statement).
ITEM 9.          Undertakings
 (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant, Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase and State of New York, on the 13th day of May, 2008.

PepsiCo, Inc.

By:	/s/ Thomas H. Tamoney, Jr.

Name:	Thomas H. Tamoney, Jr.
Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

POWER OF ATTORNEY
     We, the undersigned officers and directors of PepsiCo, Inc. hereby appoint Larry D. Thompson, Thomas H. Tamoney, Jr., and each of them severally our true and lawful attorneys-in-fact, with full power to sign for us in our names in the capacities indicated below all post-effective amendments to this Registration Statement, as amended, and generally to do all things in our names and on our behalf in such capacities to enable PepsiCo, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Indra K. Nooyi Indra K. Nooyi	Chairman of the Board of Directors and Chief Executive Officer	May 7, 2008
/s/ Richard Goodman Richard Goodman	Chief Financial Officer	May 7, 2008
/s/ Peter A. Bridgman Peter A. Bridgman	Senior Vice President and Controller (Principal Accounting Officer)	May 7, 2008
/s/ Dina Dublon Dina Dublon	Director	May 7, 2008
/s/ Victor J. Dzau Victor J. Dzau	Director	May 7, 2008
/s/ Ray L. Hunt Ray L. Hunt	Director	May 7, 2008
/s/ Alberto Ibargüen Alberto Ibargüen	Director	May 7, 2008
/s/ Arthur C. Martinez Arthur C. Martinez	Director	May 7, 2008
/s/ Sharon Percy Rockefeller Sharon Percy Rockefeller	Director	May 7, 2008
/s/ James J. Schiro James J. Schiro	Director	May 7, 2008
/s/ Lloyd G. Trotter Lloyd G. Trotter	Director	May 7, 2008
/s/ Daniel Vasella Daniel Vasella	Director	May 7, 2008
/s/ Michael D. White Michael D. White	Director	May 7, 2008

              The Plan.  Pursuant to the requirements of the Securities Act of 1933, as amended, the administrator of The PepsiCo 401(k) Plan for Salaried Employees has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on the 9th day of May, 2008.

By:	/s/ Greg Heaslip	/s/ Bruce Monte

	Greg Heaslip	Bruce Monte
	/s/ Maria Sharpe	/s/ Cindy Sloat

	Maria Sharpe	Cindy Sloat

Title:	Members of the PepsiCo Administration Committee, the Plan Administrator of The PepsiCo 401(k) Plan for Salaried Employees

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Thomas H. Tamoney, Jr., Senior Vice President, Deputy General Counsel and Assistant Secretary of PepsiCo, Inc. as to the validity of the securities being issued.

23.1	Consent of KPMG LLP.

23.2	Consent of Thomas H. Tamoney, Jr., Senior Vice President, Deputy General Counsel and Assistant Secretary of PepsiCo, Inc. (included in opinion filed as Exhibit 5).

24	Powers of Attorney (included in signature page of the Registration Statement).